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                                       Exhibit 4.2

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                             DEAN WITTER SELECT EQUITY TRUST
                 MORGAN STANLEY DEAN WITTER COMPETITIVE EDGE BEST IDEAS
                                  PORTFOLIO APRIL 1998
                                REFERENCE TRUST AGREEMENT


                       This Reference Trust Agreement dated April 3, 1998
             between DEAN WITTER REYNOLDS INC., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Dean Witter Select Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated September 30, 1993, as amended. Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").


                                    WITNESSETH THAT:

                       In consideration of the premises and of the mutual
             agreements herein contained, the Depositor and the Trustee agree as follows:

                                           I.

                         STANDARD TERMS AND CONDITIONS OF TRUST


                       Subject to the provisions of Part II hereof, all the
             provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended as follows:

                       A. The first sentence of Section 2.01 is amended to add the following language at the end of such sentence:
                  "and/or cash (or a letter of credit in lieu of cash) with instructions to the Trustee to purchase one or more of such Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Securities within the 90-day period following the first deposit of Securi-ties in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee determine".

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                       B.   The first sentence of Section 2.06 is amended to
                  add the following language after "Securities"))": "and/or cash (or a letter of credit in lieu of cash) with instructions to the Trustee to purchase one or more Additional Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Additional Securities within the 90-day period following the first deposit of Securities in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee determine".

                       C.   Article III, entitled "Administration of Trust",
                  Section 3.01 Initial Cost shall be amended as follows:

                            (i)  the first part of the first sentence of
                       Section 3.01 Initial Cost shall be amended to substitute the following language before the phrase "PROVIDED, HOWEVER":


                                 "With respect to the Trust, the cost
                            of the preparation, printing and execution of the Certificates, Indenture, Registration Statement and other documents relating to the Trust, Federal and State registration fees and costs, the initial fees and expenses of the Trustee, legal and auditing expenses and other out-of-pocket organizational expenses, to the extent not borne by the Sponsor, shall be paid by the Trust;"

                       D. The third paragraph of Section 3.05 is hereby amended to add the following sentence after the first sentence thereof: "Depositor may direct the Trustee to invest the proceeds of any sale of Securities not required for the redemption of Units in eligible money market instru ments selected by the Depositor which will include only negotiable certificates of deposit or time deposits of domestic banks which are members of the Federal Deposit Insurance Corporation and which have, together with their branches or subsidiaries, more than $2 billion in total assets, except that certificates of deposit or time deposits of smaller domestic banks may be held provided the deposit does not exceed the insurance coverage on the instrument (which currently is $100,000), and provided further that the Trust's aggregate holding of certificates of deposit or time deposits issued by the Trustee may not ex-

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                  ceed the insurance coverage of such obligations and U.S.
                  Treasury notes or bills (which shall be held until the maturity thereof) each of which matures prior to the earlier of the next following Distribution Date or 90 days after receipt, the principal thereof and interest thereon (to the extent such interest is not used to pay Trust expenses) to be distributed on the earlier of the 90th day after receipt or the next following Distribution Date."

                       E.   The first sentence of each of Sections 3.10,
                  3.11 and 3.12 is amended to insert the following language at the beginning of such sentence, "Except as otherwise provided in Section 3.13,".

                       F.   The following new Section 3.13 is added

                       Section 3.13. EXTRAORDINARY EVENT-SECURITY RETENTION AND VOTING. In the event the Trustee is notified of any action to be taken or proposed to betaken by holders of the securities held by the Trust in connection with any proposed merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee shall take such action or refrain from taking any action, as appropriate, so as to insure that the securities are voted as closely as possible in the same manner and in the same general proportion as are the securities held by owners other than the Trust. If stock or securities are received by the Trustee, with or without cash, as a result of any merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee at the direction of the Depositor may retain such stock or securities in the Trust. Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action with respect to this section.

                       G. Section 1.01 is amended to add the following definition: (9) "Deferred Sales Charge" shall mean any deferred sales charge payable in accordance with the provisions of Section 3.14 hereof, as set forth in the prospectus for a Trust. Definitions following this definition
                  (9) shall be renumbered.

                       H. Section 3.05 is hereby amended to add the following paragraph after the end thereof: On each Deferred Sales Charge payment date set forth in the prospectus for

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                  a Trust, the Trustee shall pay the account created pursuant to Section 3.14 the amount of the Deferred Sales Charge payable on each such date as stated in the prospectus for a Trust. Such amount shall be withdrawn from the Principal Account from the amounts therein designated for such purpose.

                       I. Section 3.06B(3) shall be amended by adding the following: "and any Deferred Sales Charge paid".

                       J. Section 3.08 shall be amended by adding the following at the end thereof: "In order to pay the Deferred Sales Charge, the Trustee shall sell or liquidate an amount of Securities at such time and from time to time and in such manner as the Depositor shall direct such that the proceeds of such sale or liquidation shall equal the amount required to be paid to the Depositor pursuant to the Deferred Sales Charge program as set forth in the prospectus for a Trust.

                       K.   Section 3.14 shall be added as follows:

                       Section 3.14. Deferred Sales Charge.  If the prospectus
                  for a Trust specifies a Deferred Sales Charge, the Trustee shall, on the dates specified in and as permitted by the prospectus, withdraw from the Income Account if such account is designated in the prospectus as the source of the payments of the Deferred Sales Charge, or to the extent funds are not available in that account or if such account is not so designated, from the Principal Account, an amount per Unit specified in the prospectus and credit such amount to a special, non-Trust account maintained at the Trustee out of which the Deferred Sales Charge will be distributed to the Depositor. If the Income Account is not designated as the source of the Deferred Sales Charge payment or if the balances in the Income and Principal Accounts are insufficient to make any such withdrawal, the Trustee shall, as directed by the Depositor, either advance funds, if so agreed to by the Trustee, in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional monies in the Income Account or the Principal Account, sell Securities and credit the proceeds thereof to such special Depositor's account or credit Securities in kind to such special Depositor's Account. Such directions shall identify the Securities, if any, to be

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                  sold or distributed in kind and shall contain, if the
                  Trustee is directed by the Depositor to sell a Security, instructions as to execution of such sales. If a Unit Holder redeems Units prior to full payment of the Deferred Sales Charge, the Trustee shall, if so provided in the prospectus, on the Redemption Date, withhold from the Redemption Price payment to such Unit Holder an amount equal to the unpaid portion of the Deferred Sales Charge and distribute such amount to such special Depositor's account or, if the Depositor shall purchase such Unit pursuant to the terms of
                  Section 5.02 hereof, the Depositor shall pay the Redemption Price for such Unit less the unpaid portion of the Deferred Sales Charge. The Depositor may at any time instruct the Trustee to distribute to the Depositor cash or Securities previously credited to the special Depositor's account.

                       L. The Distribution Agency Agreement is amended to be applicable to the Dean Witter Select Equity Trust, Morgan Stanley Dean Witter Competitive Edge Best Ideas Portfolio series.

                                           II.

                          SPECIAL TERMS AND CONDITIONS OF TRUST


                       The following special terms and conditions are hereby
             agreed to:

                       A. The Trust is denominated Dean Witter Select Equity Trust, Morgan Stanley Dean Witter Competitive Edge Best Ideas Portfolio April 1998 (the "Best Ideas Trust").

                       B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

                       C. The term, "Depositor" shall mean Dean Witter Reynolds Inc.

                       D. The aggregate number of Units referred to in Sections 2.03 and 9.01 of the Basic Agreement is 25,000 for the Best Ideas Trust.

                       E. A Unit is hereby declared initially equal to 1/25,000th for the Best Ideas Trust.

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                       F.   The term "In-Kind Distribution Date" shall mean
             December 10, 1998.

                       G. The term "Record Dates" shall mean September 1, 1998, March 1, 1999, and December 31, 1999 and such other date as the Depositor may direct. (Such dates are set forth for the purposes of distribution to Unit Holders. Trust expenses shall be paid quarterly.)

                       H. The term "Distribution Dates shall mean September 15, 1998, March 15, 1999, and on or about January 7, 2000 and such other date as the Depositor may direct. (Such dates are set forth for the purposes of distribution to Unit Holders. Trust expenses shall be paid quarterly.)

                       I. The term "Termination Date" shall mean December 31, 1999.

                       J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $.25 per 100 Units.

                       K.   The Trustee's Annual Fee as defined in Section
             6.04 of the Indenture shall be $.80 per 100 Units.

                       L. For a Unit Holder to receive an "in-kind" distribution during the life of the Trust, such Unit Holder must tender at least 25,000 Units for redemption. There is no minimum amount of Units that a Unit Holder must tender in order to receive an "in-kind" distribution on the In-Kind Date or in connection with a rollover.

                       M. The Indenture is amended to provide that the period during which the Trustee shall liquidate the Trust Securities shall not exceed 14 business days commencing on the first business day following the In-Kind Date.

                   (Signatures and acknowledgments on separate pages)

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                       The Schedule of Portfolio Securities in the prospectus
             included in this Registration Statement is hereby incorporated by reference herein as Schedule A hereto.